LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of this 29th day of July, 2008 by and between COOLSPRING STONE SUPPLY COMPANY, INC., a Pennsylvania corporation with its principal office in North Union Township, Pennsylvania 15401 ("Licensor") and DYNAMIC MATERIALS CORPORATION, a Delaware a corporation with an address at 1138 Industrial Park Drive, Mt. Braddock, Pennsylvania 15465 ("Licensee").

WITNESS

WHEREAS, Licensor is the tenant under an Agreement of Lease dated April 1, 1978 ("Agreement of Lease") with James K. Moyer and Althea Moyer, his wife, William E. Moyer and Frances Moyer, his wife, and Russell B. Mechling, Jr. and Eleanor Mechling, his wife (collectively, the "Lessors"), as assigned to Licensor's predecessor-in-interest, Marsolino Coolspring Quarry, Inc. by Assignment made June 29, 1981 ("Assignment") and as amended by Amendment of Lease made June 1, 1999 ("Amendment") and recorded Memorandum of Lease made June 1, 1999 ("Memorandum of Lease") (hereinafter, the Agreement of Lease, Assignment, Amendment and Memorandum of Lease are referred to, collectively, as the "Lease"); and

WHEREAS, pursuant to the Lease, Licensor leases from Lessors those tracts of land described in deeds recorded in the Office of the Recorder of Deeds of Fayette County at DBV 1137, Page 783; DBV 1145, Page 814; DBV 1137, Page 309; DBV 1168, Page 377 and DBV 1289, Page 1066 (the "Properties") for mining and

quarrying operations including blasting, removal of minerals and deposits and other activities as set forth in the Lease; and

WHEREAS, in addition to the Properties, Licensor leases and makes use of other adjoining properties for mining and quarrying operations and in connection with such operations makes use of the Properties for access and related activities; and

WHEREAS, a portion of the Properties leased by Licensor pursuant to the Lease is designated and known as "Coolspring Mine No. 1", the approximate location of which is shown on Map 1 attached hereto as Attachment "No. 1" ("Coolspring Mine No. 1"); and

WHEREAS, Licensee wishes to have access to and use of a portion of Coolspring Mine No. 1 located within the Properties, as shown on the shaded area of Attachment No. 1 hereto to perform explosion bonding of dissimilar metals and related activities; and

WHEREAS, Licensor has obtained the consent of the Lessors to permit such activities by Licensee in a portion of Coolspring Mine No. 1 through the Second Amendment to Lease Agreement dated as July 1, , 2008, a copy of which is attached hereto as Attachment "No. 2" ("Second Amendment"); and

WHEREAS, Licensor is willing to permit Licensee to conduct its explosion bonding activities in a portion of Coolspring Mine No. 1 but only on the terms and conditions set forth in this License Agreement.

NOW, THEREFORE, in consideration of the mutual promises and consideration set forth herein and intending to be legally bound hereby, Licensor and Licensee agree as follows:

1. Grant of License. Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee, and its employees, agents, representatives and contractors, a revocable license: (a) for access from public roads to, and ingress and egress from the area within the Properties designated as Coolspring Mine No. 1; and (b) to occupy and use such portions within the shaded areas of Coolspring Mine No. 1 shown on Attachment No. 1 as are designated by agreement from time to time by Licensor and Licensee for Licensee's explosion bonding operations and associated activities (the "Licensed Area"). Licensor contemplates that the Licensed Area will be unbenched areas of Coolsping Mine No. 1. All use of the license granted hereunder and the Licensed Area shall be in accordance with and subject to the requirements and provisions of this License Agreement, and shall be undertaken on a coordinated and cooperative basis to accommodate to the extent reasonably practicable the operations of both Licensor and Licensee, subject to Licensor's prior and superior right to conduct its operations on the Properties, as set forth in Sections 7 and 8 of this License Agreement, and to terminate the license and this License Agreement in accordance with Section 10.

2. License Fee. In consideration of the grant and use of the license made hereunder, Licensee agrees to pay to Licensor the sum of [redacted] per year, for each year that this License Agreement is in effect, payable in advance on or before the first day of each

month in equal monthly installments of [redacted] each, which monthly installments shall be paid to Licensor at the address set forth in Section 23. This License Agreement shall become effective and the obligation to pay the License Fee shall commence as of the first day that Licensee is given access to the Licensed Area pursuant to the terms of this License Agreement (the "Commencement Date"). The License Fee shall be pro-rated for any partial month that the License Agreement is in effect.

3. Term; Option for Extended Term. The term of this License Agreement shall be ten (10) years, commencing on the Commencement Date and ending on the earlier of: (a) the tenth anniversary of the last day of the month in which the Commencement Date occurs; or (b) December 31, 2018 (the "Initial Term"), subject to the termination rights set forth in Section 10 hereof. Provided Licensee is not in default of any obligation and provided the Lease between Lessor and Licensor is extended, at the option of Licensor, beyond its current expiration of December 31, 2018 for a period of at least ten (10) years, Licensee shall have the option at the expiration of the Initial Term to extend the term of this License Agreement for an additional term through and including December 31, 2028 (the "Extended Term") on terms, including the amount of the License Fee during the Extended Term, that are mutually agreeable to Licensor and Licensee. Licensee shall provide Licensor with written notice of its intention to exercise the option for the Extended Term not later than December 31, 2017. If Licensee timely provides written notice of its intention to exercise the option for

the Extended Term, Licensor and Licensee shall engage in good faith negotiations regarding the terms applicable to the Extended Term, including the Licensee Fee. If mutually acceptable terms are agreed to, the terms shall be set forth in an Amendment to this License Agreement. If, despite good faith negotiations, Licensor and Licensee cannot agree on mutually acceptable terms for the Extended Term by March 31, 2018, then the option to extend this License Agreement shall expire and be null and void, and this License Agreement shall terminate at the end of the Initial Term.

4. Licensee's Use of the Premises. The license granted hereunder and Licensee's access to and use of the the Licensed Area shall be limited to the Licensee's explosion bonding operations and associated activities consisting of detonations, transportation and hauling of explosives and products into and out of the the Licensed Area, and transportation and use of necessary equipment to conduct detonations, including tools, wiring, activation devices, exhaust fans, and other required items. No license to use the Licensed Area for any other use or purpose is granted by this License Agreement.

All use of the license granted hereunder and access to and use of the Licensed Area by Licensee shall be subject to the following:

a. Licensee may use and occupy the Licensed Area to conduct no more than (1) detonation event per day (which one detonation event may consist of a serial detonations timed to occur within less than one minute). Each detonation event shall consist of

not more than 2,500 pounds of explosives and shall be of the same chemical composition, design and type currently conducted by Licensee at its Dunbar, Pennsylvania facility. The parties may by mutual agreement amend this License Agreement if they agree upon mutually acceptable terms for more than one (1) detonation per day or agree upon mutually acceptable terms for increasing the maximum detonation poundage for explosives.

b. All detonations shall take place at a time and on a schedule that is mutually acceptable to Licensor and Licensee. Licensor may, in its sole discretion, advise Licensee at any time and from time to time to delay its detonations or change the time or times for the detonations by Licensee. Licensee agrees that except in cases of emergency or where issues of safety arise, Licensee will use its best efforts to provide Licensor with at least 24 hours advance notice of any direction to delay Licensee's detonations or change the time or times for the detonations by Licensee.

c. Licensee's access to the Properties and use of the Licensed Area for any purpose granted by this License Agreement shall not exceed a total of ten (10) to twelve (12) hours per day.

d. Licensee shall take all reasonable and commercially viable steps to minimize the impact of all detonations on the operations and activities of Licensor in the Coolspring Mine No. 1 and in all

adjoining mines and areas of the Properties. Such steps shall include but not be limited to minimization of dust and restricting the proximity of detonations to mine entrances and Licensor's equipment. Licensee shall be responsible, at its cost, for any repairs required to either entry to Coolspring Mine No. 1 at any time during the term of this License Agreement. Licensor will reimburse Licensee for its pro rata share of the costs of any repairs to either entry made by Licensee to be based upon the amount of time Licensor conducts activity in Coolspring Mine No. 1 following the making of the repairs and the assumption that Licensee will continue this Agreement through the Extended Term. By way of example, if the repairs cost $80,000 and there are 8 years remaining on the Initial Term of this Agreement, then the annualized cost of the repairs are $4,444.00 a year ($80,000 divided by 18 (the years remaining on the Initial term plus the Extended Term)) or $12.17 a day and Licensee would reimburse Licensee for its pro rated (one-half) share based on the number of days it conducts activity in Coolspring Mine No. 1.

e. Licensee shall not be permitted to store any explosives or similar materials within the Licensed Area, Coolspring Mine No. 1 or other mines, on the Properties or on any adjacent areas. All explosives and similar materials shall be brought to and

removed by Licensee from the Licensed Area and the Properties on a daily basis. Subject to Licensor's prior approval as to the materials, the location and the manner of storage, and subject to Licensor's right to withdraw its approval at any time, Licensee may store other, non-explosive materials in designated areas of the Licensed Area. Licensee shall be permitted to dispose of sand material used in its operations as ground support for plates within areas of Coolspring Mine No. 1 that are mutually acceptable to Licensor and Licensee. The designated storage area is shown on Map 2 attached hereto as <u>Attachment "No. 3"</u>, and may be used by Licensee, subject to the terms and provisions of this Agreement (including but not limited all provisions regarding insurance, indemnity, environmental, lawful use and registration), for maintenance of an office trailer, installation at Licensee's cost of utilities (telephone, electric), a shed for storage of helium bottles, tanks for diesel fuel storage and kerosene, and storage of mobile equipment (including tractor trailers, fork lifts, diesel trucks and scaling equipment).

f. All employees, contractors and personnel of Licensee who transport, use or handle any explosive material or are engaged in any detonation activities shall have received all licenses and

training for such activity as required by law, by Licensee's policies and the policies of Licensor.

g. All activities of Licensee shall be conducted in accordance with the Operating Plan attached hereto as Attachment "No. 4", as it may be changed or modified from time to time.

h. Licensee, its employees, agents, contractors and invitees entering the Properties, Coolspring Mine No. 1 or the Licensed Area shall comply with all security and safety procedures established from time to time by Licensor. Licensee shall have a Pennsylvania mine-certified foreman on site before any underground work begins.

5. Licensee Safety Responsibility. Licensee shall be fully responsible at all times for conducting its operations and activities in a safe manner, in accordance with Licensor's policies and rules and in compliance with all federal and state law, statutes, rules and regulations. Licensee shall be fully responsible at all times for the safety of its employees, agents, contractors, representatives, invitees and guests engaged in the Licensee's operations and activities or at any time on the Properties. Licensor shall not be responsible for the safety of Licensee's employees, contractors, consultants, invitees or guests, which shall at all times remain the obligation of Licensee without reliance on Licensor. The imposition by Licensor of policies and safety rules applicable to all persons coming on the Properties shall be adhered to by Licensee but shall not give rise to any

obligation or liability on the part of Licensor for the safety of Licensee's employees, agents, contractors, representatives, invitees or guests. Licensee shall at all times have a mine rescue agreement with the Pennsylvania Department of Environmental Protection, separate from Licensor's mine rescue agreement

6. Permits. Licensee shall be responsible for obtaining and maintaining all permits and licenses required for its operations and activities, and for fully complying with all requirements of such permits and licenses. Upon request, Licensee will provide to Licensor a copy of all of its permits and licenses. Licensor will advise Licensee of applicable requirements of Licensor's permits affecting Licensee's operations and activities and Licensee agrees to abide by all such requirements and to indemnify and hold Licensor harmless from all fines, penalties, costs, expenses, damages and losses arising form any violation by Licensee of such requirements.

7. Licensee's Operations Subordinate to Licensor's Operations and Activity. Licensee acknowledges that Licensor is engaged in and will continue to engage in its own mining and related operations in mines adjacent to Coolspring Mine No. 1 and that Licensor continues from time to time to mine, quarry and remove materials from Coolspring Mine No. 1, including sandstone. Licensor and Licensee agree to undertake their respective activities on a coordinated basis and to cooperate in establishing the location, time and manner of their respective

operations. Licensee agrees nevertheless that the rights granted to it under this License Agreement and its access to and use of the Licensed Area are at all times subject and subordinate to the uses, operations and activities of Licensor both within Coolspring Mine No. 1 and in the adjacent mines and areas of the Properties. Licensee agrees to conduct its operations and activities such that Licensor's operations and activities are not curtailed, restricted, impeded or interrupted by Licensee's use, operations and activities Without limiting the foregoing, Licensee agrees to follow Licensor's directives with respect to the scheduling and timing of detonations and blasting respectively by Licensee and Licensor.

8. Licensee's Agreement to Cease Activity. Licensee agrees that in the event any its operations or activities cause or result in a curtailment, diminution or cessation of Licensor's operations or activities, upon the directive of Licensor, Licensee will immediately cease its operations and activities until they can be resumed at a time or in a manner that does not cause or result in a curtailment, diminution or cessation of Licensor's operations and activities. Without limiting the foregoing, by way of example, if Licensee's operations or activity give rise to or contribute to an air quality or other issue requiring a diminution or cessation of activity in any area (whether within Coolspring Mine No. 1, the Properties or elsewhere), Licensee agrees to cease its operations and activity until the air quality or other issue abates or is corrected and Licensee's operations and activities can be resumed without impairing Licensor's operations and activities.

9. Insurance. Licensee agrees to obtain and maintain at all times during the term of this License Agreement the following insurances with insurance companies satisfactory to Licensor and policyholders' ratings of no less than "A" in the most current edition of Best's Insurance Reports:

a. comprehensive general liability insurance against all claims on account of bodily injury and property damage, personal injury and advertising injury and medical payments of at least $10 million in the aggregate and a $5 million sub-limit per occurrence, without any exclusions for hazardous activity of the type and nature engaged in by Licensee .

b. workers compensation insurance, as required by law; and

c. automobile and vehicle coverage.

All insurance obtained by Licensee shall name as additional insureds, Licensor and the Lessors. For the benefit of Licensor and Lessors, Licensee's policies shall contain a clause that: (a) the coverage of the Licensee's policy shall be primary with respect to any policies carried by Licensor and Lessors; and that any coverage carried by Licensor shall be excess insurance; (b) the insurer will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided without first giving Licensor and Lessors 30 days' prior written notice; and (c) the insurer waives all right of subrogation against Licensor and Lessors. Licensee shall provide Licensor and

Lessors with certificates of insurance on ACORD form 27 certifying Licensee's compliance with this provision.

10. Right To Terminate License Agreement.

a. Licensor's Right to Terminate. In addition to its right to terminate this License Agreement in the event of a default under Section 16 hereof, Licensor shall have the right to terminate, on 30 days advance written notice to Licensee, if Licensor, in its sole judgment, makes a good faith judgment that Licensee's operations and activities curtail or interfere with Licensor's operations and activities in a manner that, despite good faith efforts, cannot be ameliorated through coordination or reasonable procedures and accommodations.

b. Licensee's Right to Terminate. Licensee shall have the right, on 30 days advance written notice to Licensor, to terminate this License Agreement if it determines that the frequency and requirements of the occasions in which it is required to cease or curtail operations pursuant to the provisions of this License Agreement are such that it cannot conduct its operations in a commercially viable manner and no mutually agreeable steps to ameliorate the circumstance(s) are agreed to within the thirty (30) day period after notice by Licensee.

11. Taxes.

a. Licensee shall be responsible for the collection and payment of all taxes assessed or imposed on its operations or activities, including all sales and use taxes, income taxes, mercantile taxes, gross receipts taxes and similar taxes.

b. Licensee shall not be responsible for the payment of all real estate taxes, except that in the event of any increase in real estate taxes as a result of an increase in the assessment on Coolspring Mine No. 1 or the Properties that is attributable to Licensee's operations, Licensee shall be responsible for and shall pay the amount of the real estate taxes attributable to the increase in the assessment, and Licensee may deduct the amount actually paid from the installments of the License Fee next payable following Licensee's payment of the taxes.

12. Additional Charges. Licensee acknowledges that its operations and activities in the Licensed Area may from time to time require use of equipment, ventilation fans and systems, and water provided by Licensor. Licensee shall reimburse Licensor for the costs of all items supplied by Licensor, including ventilation and utilities required by or used by Licensee in its operations and activities, and Licnesee shall reimburse Licensor for any damage caused by Licensee to the Licensor's equipment, fans, ventilation system or other property. Licensee shall reimburse Licensor for such uses at an agreed-upon hourly rate determined from time to time by Licensor and Licensee based on the cost of utilities, maintenance

and depreciation. In addition, Licensee shall be fully responsible for the costs of all utilities (e.g., electric, telephone service, sanitary facilities) installed by Licensee for its use.

13. Indemnity. A. Licensee agrees to indemnify and hold harmless Licensor, its affiliates and their respective directors, officers, employees, shareholders, agents and consultants from and against any and all losses, damages, injuries, claims, demands and expenses, including legal expenses of any kind and nature incurred in defending claims (hereafter "Claims"), resulting from or in any manner relating to any death or personal injury to Licensor's employees, contractors, agents, or invitees or damage to Licensor's property, including equipment located within or adjoining Coolspring Mine No. 1, the Properties or adjoining areas, where such Claims are caused by or contributed to by Licensee's use of the license, its access to, use of the Licensed Area and its operations, including but not limited to all blasting activities, except to the extent that such Claims are caused solely by the negligence of Licensor. Licensee's indemnity shall extend to death, personal injuries or property damage caused by it or its employees, agents, consultants, contractors or any other individuals or entities utilized by Licensee in any of its operations and activities conducted on, in or near the Licensed Area.

B. Licensee also agrees to indemnify and hold harmless Licensor, its affiliates and their respective directors, officers, employees, shareholders, agents and consultants from and against any Claims asserted against Licensor by any

third parties that are caused by or contributed to by Licensee's use of the license, its access to, use of the Licensed Area and its operations, including but not limited to all blasting activities but, in such event, Licensee shall have the right to defend and hold harmless Licensor against such claims and any attorney's fees incurred in the defense thereof instead of reimbursing Licensor directly for the defense, settlement or payment of such claims.

14. Assignment and Subletting. Licensee shall not mortgage, pledge, encumber or assign or otherwise transfer this License Agreement or sublet in whole in part any of the rights hereunder to any other person or entity without the prior written consent of Licensor.

15. Environmental/Hazardous Material Requirements.

A. To the extent permitted by this License Agreement and subject to its requirements, Licensee may bring on to the Licensed Area the explosive material required for its permitted operations; provided that such material is not stored on the Property and all transportation, handling and use of such materials is undertaken by Licensee in accordance with all applicable laws, statutes, rules and regulations.

B. Except for those items expressly permitted under this Agreement (helium bottles, diesel fuel, kerosene) the use, handling storage and transportation of which shall be undertaken in accordance with all applicable laws, statutes, rules and regulations, Licensee shall not cause or permit any other Hazardous

Material (as defined herein) to be released, brought upon, stored, produced, emitted, disposed of or used upon the Licensed Area or the Properties by Licensee, its agents, employees, representatives, consultants, contractors, subcontractors or invitees.

C. Without limiting Licensee's indemnification obligations under Section 13 of this License Agreement, Licensee shall indemnify, defend and hold Licensor harmless from and against any and all: (a) Claims arising out or related to any failure by Licensor to perform the transportation, handling and use of the explosive or other materials used in its operations in accordance with all applicable laws, statutes, rules and regulations; and (b) all Environmental Claims (as defined herein) which arise from the presence upon, about or beneath Coolspring Mine No. 1 or the Properties of any Hazardous Materials which Licensee causes or permits to be released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Properties.

D. For purposes of this Lease, "Environmental Claims" shall mean: i) all claims, judgments, damages, penalties, fines, costs, expenses, liabilities and losses; ii) all sums paid for settlement of claims; iii) all attorneys' fees, consultants' fees and experts' fees, and iv) all costs incurred in connection with investigation of any Hazardous Material upon, about or beneath the Coolspring Mine No. 1 or the Properties, including the preparation of any feasibility studies or reports and the performance of any clean-up, remediation, removal or

restoration work required by any federal, state or local governmental agency or political subdivision.

E. For purposes of this License Agreement, "Hazardous Material" shall mean any material or substance: (i) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. ("CERCLA") and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products; (iii) defined as a "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls ("PCB's"); (v) containing asbestos; (vi) which is radioactive; (vii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy or which is or becomes defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance; or (viii) any toxic, explosive, corrosive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or which causes a nuisance upon or waste to the Properties; but "Hazardous Material" Shall not include the explosive material required for Licensor's permitted operations.. The obligations under this Paragraph 15 shall survive the expiration or sooner termination of this License Agreement.

16. <u>Default; Remedies.</u> An "Event of Default" shall occur (a) if Licensee shall fail to pay when due any installment of the Licensee Fee, or any taxes, utility or use reimbursement charges or other charges due hereunder and such default is not remedied within ten (10) days after notice thereof; (b) Licensee shall fail to perform any of the other covenants, conditions or agreements applicable to Licensee hereunder; or (c) any voluntary or involuntary proceeding is commenced against Licensee under the federal bankruptcy laws or for the appointment of a receiver or trustee under any state or federal law. Upon the occurrence of an Event of Default, Licensor (a) may terminate this License Agreement in which event Licensee shall vacate the Licensed Area and the Properties and this License Agreement shall be of no further force and effect, except for Licensee's obligation to pay any unpaid sums due hereunder through the effective date of the termination and to the extent that obligations hereunder survive termination; (b) may with or without terminating this License Agreement, deliver notice to Licensee to cease all operations and activities in the Licensed Area and remove from the Licensed Area all equipment, explosives, materials, tools, products and other items belonging to Licensee and its employees, agents, consultants, customers and contractors; and c) may pursue all remedies available to Licensor under this License Agreement and at law.

17. <u>Force Majeure.</u> Each party shall be excused from performing any obligation or undertaking provided for in this License Agreement (other than the obligations of Licensee to pay any Licensee Fees and other charges as the same become due

under the applicable provisions of this License Agreement) for so long as such performance is prevented or delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, requisition, laws, orders of government or civil or military or naval authorities, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the party prevented, retarded or hindered thereby, including reasonable delays for adjustments of insurance.

18. Relationship of The Parties. Nothing contained in this License Agreement shall be construed by the parties hereto, or by any third party, as constituting the parties as principal and agent, partners, joint venturers or joint employers, nor (except for obligations of indemnity set forth herein) shall anything herein render either party liable for the debts and obligations of any other party, it being understood and agreed that the only relationship between Licensor and Licensee is that of Licensor and Licensee.

19. Entire Agreement; Modifications. This License Agreement embodies the entire agreement and understanding between the parties, supersedes all prior negotiations, agreements and understandings, including but not limited to all letters or agreements of intent, if any. No provision of this License Agreement

may be modified, waived or discharged except by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought.

20. No Representation by Licensor. Neither Licensor nor any agent of Licensor has made any representations, warranties, or promises with respect to the Properties, Coolspring Mine No. 1, the Licensed Area or any adjacent mines or areas except as herein expressly set forth.

21. Memorandum of License Agreement. At the request of either party, the other will execute a Memorandum of License Agreement in recordable form setting forth such provisions of this License Agreement as Licensor deems desirable. The party recording the Memorandum of License Agreement shall pay for the cost of recordation.

22. Successors and Assigns. Without limiting the restrictions on Licensee's right and authority to assign or sublease this License Agreement under Section 14, the conditions, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

23. Notices; Payment Addresses. Any notices and other communications hereunder shall be in writing and mailed by first class registered, overnight

delivery, or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as shall have last been designated by notice in writing to the appropriate party:

Licensor:

COOLSPRING STONE SUPPLY COMPANY, INC.,

North Union Township, Pennsylvania 15401

Licensee:

Dynamic Materials Corporation

1138 Industrial Park Drive

P.O. Box 317

Mt. Braddock, PA 15465

with a copy to:

Joseph F. McDonough, Esq.
Manion McDonough & Lucas, P.C.
600 Grant Street, Suite 1414
Pittsburgh, PA 15219

If notice is sent by Certified Mail, it shall be considered given when mailed.

All payments required to be made under this License Agreement shall be sent to the following addresses:

Licensor:

Coolspring Stone & Supply
P.O. Box 945
Uniontown, PA 15401

24. Brokerage. Licensee represents that it has not dealt with any broker, agent or finder in connection with this License Agreement other than a representative of Licensor, and covenants to pay, hold harmless and indemnify Licensor from and against any and all costs, expense or liability (including reasonable attorneys' fees) to any broker, agent or finder with respect to this License Agreement or the negotiation thereof.

25. Applicable Law and Construction. The law of the Commonwealth of Pennsylvania shall govern the validity, performance and enforcement of this License Agreement. The invalidity or unenforceability of any provision of this License Agreement shall not affect or impair any other provision.

26. Attachments. All Attachments attached to this License Agreement are a part hereof and are incorporated herein by reference and all provisions of such Attachments shall constitute agreements, promises and covenants of this License Agreement.

27. Qualification. Each party represents that it is duly authorized to do business in Pennsylvania and will remain so during the term hereof, and that it has been in all respects duly authorized to enter into and perform this License Agreement.

28. Captions. The captions and headings herein and in the Attachments are for convenience and reference only and in no way define or limit the scope or content of this License Agreement or in any way affect its provisions.

29. Counterparts. This License Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the date written above.

COOLSPRING STONE SUPPLY COMPANY, INC.

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DYNAMIC MATERIALS CORPORATION

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Senior Vice President + CFO